UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 2)
_______________

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
A.K.A. BRANDS HOLDING CORP.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Supplement to the Definitive Proxy Statement for the
2024 Annual Meeting of Shareholders to be held on May 22, 2024
Explanatory Note
This proxy statement supplement (this “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2024, as supplemented by the supplement to the definitive proxy statement filed with the SEC on April 26, 2024 (the “Initial Supplement” and, together with the Definitive Proxy Statement, the “Proxy Statement”).
Following the filing of the Initial Supplement, it was discovered that Amendment No. 2 (“Amendment No. 2”) to the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (the “Plan”), included as Appendix A to the Initial Supplement, inadvertently omitted the amended language of Section 4(c) of the Plan described in the Proxy Statement. This Supplement is being filed solely to replace Amendment No. 2 attached to the Initial Supplement with the version of Amendment No. 2 attached hereto as Appendix A in order to correct the omission of the amended Section 4(c). For clarity, additions to existing disclosure or new text from the Proxy Statement are highlighted with bold, underlined text.
Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read together with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.
If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Commonly Asked Questions and Answers about the Annual Meeting.”

APPENDIX A
AMENDMENT NO. 2
TO THE A.K.A. BRANDS HOLDING CORP.
2021 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 2 to the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (this “Amendment No. 2”) is made as of May , 2024, by a.k.a. Brands Holding Corp., a Delaware corporation, and its successors by operation of law (the “Company”), to be effective as set forth herein.
WHEREAS, the Company maintains the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (the “Plan”); and
WHEREAS, pursuant to Section 17 of the Plan, the Company desires to amend the Plan to increase the aggregate number of shares of Company common stock, par value $0.001 per share (“Common Stock”) for issuance under the Plan;
NOW, THEREFORE, the Plan is hereby amended, as follows:
Each of Section 4(a) and Section 4(c) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:
4. Shares Available Under the Plan; Other Limitations.
(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal 2,341,689 (the “Share Reserve”), plus any shares of Stock added as a result of the “evergreen” provision in the following sentence. The Share Reserve will automatically increase on January 1st of each calendar year, beginning with calendar year 2022 and ending with a final increase on January 1, 2031, in an amount equal to 1% of the total number of shares of Stock outstanding on December 31st of the immediately preceding calendar year. The Committee may provide that there will be no January 1st increase in the Share Reserve for any such year, or that the increase in the Share Reserve for any such year will be a smaller number of shares of Stock than would otherwise occur pursuant to the preceding sentence. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”), and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.
* * * * *
(c) Incentive Stock Options. No more than 2,341,689 shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.
* * * * *
This Amendment No. 2 to the Plan is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. Capitalized terms not specifically defined in this Amendment No. 2 to the Plan shall have the meanings provided to them in the Plan. Except as hereby modified, the Plan shall remain in full force and effect.